 Exhibit 99.1

For Immediate Release February 10, 2014	Contacts: Debbie Hancock (Investor Relations) 401-727-5401 Debbie.Hancock@hasbro.com
Julie Duffy (News Media) 401-727-5931 Julie.Duffy@hasbro.com

Hasbro Reports Fourth Quarter and Full-Year 2013 Financial Results and Declares an Increase in Quarterly Dividend to $0.43 per Share

·	2013 full-year net revenues of $4.08 billion were flat with 2012 revenues of $4.09 billion;
·	2013 International segment revenues increased 5% and grew across all major regions; 2013 Entertainment and Licensing segment revenues also increased 5%;
·
Franchise Brand revenues grew 15% in 2013 versus 2012; Full-year Girls product category revenues grew 26% and reached $1 billion for the first time in the Company's history; Games revenues increased 10%; Preschool product category revenues were up 1%;

·
2013 full-year net earnings were $372.4 million, or $2.83 per diluted share, excluding aggregate pre-tax charges of $145.4 million from restructuring and related pension costs, product-related expense and the settlement of an adverse arbitration award, partially offset by a $23.6 million favorable tax adjustment;  2012 full-year net earnings were $370.8 million, or $2.81 per diluted share, excluding restructuring charges;

·	As reported, 2013 net earnings were $286.2 million, or $2.17 per diluted share, compared to $336.0 million, or $2.55 per diluted share in 2012;
·	Generated $401.1 million in operating cash flow during 2013;
·	Company Board of Directors raises quarterly dividend 8% or $0.03 per share to $0.43 per share.

Pawtucket, RI (February 10, 2014) -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the full-year and fourth quarter 2013.  Net revenues for the full-year 2013 were $4.08 billion and flat with full-year 2012 revenues of $4.09 billion.  Full-year 2013 net revenues include a favorable $3.7 million impact of foreign exchange.

Net earnings for the full-year 2013 were $286.2 million, or $2.17 per diluted share, versus $336.0 million, or $2.55 per diluted share, in 2012.  2013 net earnings include pre-tax charges of $36.7 million associated with restructuring, $7.0 million of related pension costs, $61.1 million associated with the settlement of a previously disclosed adverse arbitration award, $40.6 million of charges related to certain non-strategic brands as well as a $23.6 million favorable tax adjustment.  Excluding these items, 2013 net earnings were $372.4 million, or $2.83 per diluted share.

Net earnings for the full-year 2012 were $336.0 million, or $2.55 per diluted share.  Excluding pre-tax restructuring charges of $47.2 million, or $0.26 per diluted share, 2012 net earnings were $370.8 million, or $2.81 per diluted share.

For the fourth quarter 2013, the Company reported net revenues of $1.28 billion which were flat with $1.28 billion in 2012.  Foreign exchange had a $2.3 million positive impact on revenues for the fourth quarter 2013.

The Company reported net earnings for the fourth quarter 2013 of $129.8 million, or $0.98 per diluted share, including pre-tax charges of $48.8 million associated with restructuring and related pension costs and product-related charges, and a benefit of $15.4 million related to the settlement of  an adverse arbitration award for less than the previously recorded charge.  2012 fourth quarter reported net earnings were $130.3 million, or $0.99 per diluted share, including $36.0 million pre-tax, or $0.21 per share, in restructuring charges.  Excluding charges in both periods and the benefit in 2013, 2013 fourth quarter net earnings were $148.8 million, or $1.12 per diluted share, compared to $157.4 million, or $1.20 per diluted share, in 2012.

"Our heightened focus on Hasbro's Franchise Brands and emerging markets delivered positive momentum for us in 2013," said Brian Goldner, Hasbro's President and Chief Executive Officer.  "In 2013, our Franchise Brands grew 15% with six of the seven brands growing, the Girls category increased 26% to reach a record $1 billion in revenues, our Games category posted 10% growth and our emerging markets increased 25% year-over-year.  Cost savings efforts are lowering our underlying cost base and the increase in the quarterly dividend reflects confidence in our ability to profitably grow Hasbro over the long-term.  We are entering 2014 with very good momentum in our brands globally, innovative new products and a multi-year pipeline of extremely strong film and television entertainment to leverage."

"As our Franchise Brands have grown through our focused efforts, we have also incurred short-term costs to exit certain non-strategic brands," said Deborah Thomas, Hasbro's Chief Financial Officer.  "This puts us in a stronger financial position for the long-term.  Our cash generation remains strong and in 2013 we generated $401 million in operating cash flow.  We remain committed to investing in the long-term profitable growth of our business and returning excess cash to our shareholders through both our dividend and our share repurchase programs."

Full-Year 2013 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	FY 2013	FY 2012	% Change	FY 2013	FY 2012	% Change
U.S. and Canada	$2,006.1	$2,116.3	-5%	$313.7	$319.1	-2%
International	$1,873.0	$1,782.1	+5%	$235.5	$215.5	+9%
Entertainment and Licensing	$191.0	$181.4	+5%	$45.5	$53.2	-15%

Note:  Full-year 2013 restructuring and related pension charges, product-related and arbitration award settlement charges are primarily in Corporate and Eliminations.  For details see attached table: Supplemental Financial Data, Restructuring, Pension Curtailment and Settlement, Product-Related and Arbitration Award Settlement Charges.

U.S. and Canada segment net revenues were $2.01 billion compared to $2.12 billion in 2012.  The segment's results reflect growth in the Girls and Games categories, which was more than offset by declines in the Boys and Preschool categories.  The U.S. and Canada segment reported operating profit of $313.7 million, or 15.6% of revenues, compared to $319.1 million, or 15.1% of revenues, in 2012.

International segment net revenues grew 5% to $1.87 billion compared to $1.78 billion in 2012.  2013 revenues include a positive $7.0 million impact from foreign exchange.  Revenue in the International segment reflects growth across all regions with Europe increasing 3%, Latin America up 12% and Asia Pacific growing 4%.  Emerging markets grew 25% in 2013 versus 2012.  Additionally, the Girls, Games and Preschool category revenues increased, more than offsetting the decline in the Boys category.  The International segment reported a 9% increase in operating profit to $235.5 million, or 12.6% of revenues, compared to $215.5 million, or 12.1%, in 2012.

Entertainment and Licensing segment net revenues increased 5% to $191.0 million compared to $181.4 million in 2012.  The segment benefitted from growth in digital gaming, including the addition of Backflip Studios, as well as growth in lifestyle licensing.  These gains were partially offset by lower entertainment revenues in 2013. The Entertainment and Licensing segment reported $45.5 million in operating profit compared to $53.2 million in 2012.

Fourth Quarter and Full-Year 2013 Product Category Performance

	Net Revenues ($ Millions)
	Q4 2013	Q4 2012	% Change	FY 2013	FY 2012	% Change
Boys	$349.1	$414.0	-16%	$1,237.6	$1,577.0	-22%
Games	$437.4	$428.6	+2%	$1,311.2	$1,192.1	+10%
Girls	$348.8	$292.6	+19%	$1,001.7	$792.3	+26%
Preschool	$146.4	$148.3	-1%	$531.6	$527.6	+1%

For the full-year 2013, net revenues in the Boys category decreased 22% to $1.24 billion.  2013 revenues grew for Franchise Brands TRANSFORMERS and NERF; however, these gains were more than offset by declines in BEYBLADE and MARVEL products which had difficult comparisons versus 2012.

The Games category grew for the second consecutive year and fifth consecutive quarter.  Franchise Brands MAGIC: THE GATHERING and MONOPOLY posted revenue gains in 2013 versus 2012.  Additionally, excluding the growth from the two Games Franchise Brands, the remainder of the Games category grew in 2013 led by Games Mega Brands and new gaming initiatives.

The Girls category posted its sixth straight quarter of growth and reported $1.0 billion in revenues for the year, a record level for Hasbro's Girls business.  The continued growth in FURBY and Franchise Brand MY LITTLE PONY was further supported by highly successful new initiatives including MY LITTLE PONY EQUESTRIA GIRLS and the launch of NERF REBELLE.

The Preschool category grew revenues 1% in 2013 behind strong performances in Franchise Brand PLAY-DOH, growth in SESAME STREET driven by BIG HUGS ELMO and continued growth in TRANSFORMERS RESCUE BOTS products.

Cost Savings Initiative & Other Charges

As previously announced, the Company is undertaking a cost savings initiative designed to better align resources and costs while targeting $100 million in annual savings by 2015.  Gross savings for 2013 totaled $50 million, resulting in net savings of $13 million for the full-year, prior to pension charges.

During 2013, the Company incurred $43.7 million in pre-tax restructuring and related pension charges, or $0.23 per diluted share, associated with this initiative.  In line with previous estimates, pre-tax restructuring charges in the year were $36.7 million and related pension charges were $7.0 million.

Additionally, the Company incurred pre-tax charges of $40.6 million associated with exiting certain non-strategic brands and reduced expectations from declining initiatives which the Company is no longer focusing on.  The Company also incurred pre-tax charges of $61.1 million associated with the settlement of a previously announced adverse arbitration award.

Dividend and Share Repurchase

Hasbro's Board of Directors has declared a quarterly cash dividend of $0.43 per common share.  This represents an increase of $0.03 per share, or 8%, from the previous quarterly dividend of $0.40 per common share.  The dividend will be payable on May 15, 2014 to shareholders of record at the close of business on May 1, 2014.

The Company paid $156.1 million in cash dividends to shareholders during 2013.  The company paid dividends of $46.6 million in December 2012 associated with a dividend payment which typically would have been paid in February 2013.

Additionally, Hasbro repurchased a total of 2.3 million shares of common stock during 2013 at a total cost of $102.5 million and an average price of $45.17 per share.  At year-end, $524.8 million remained available in the current share repurchase authorizations.

Conference Call Webcast

Hasbro will webcast its fourth quarter and full-year 2013 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro's web site approximately 2 hours following completion of the call.

About Hasbro, Inc.

Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through the creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF and LITTLEST PET SHOP.  From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere. The Company's Hasbro Studios develops and produces television programming for more than 180 markets around the world, and for the U.S. on Hub Network, part of a multi-platform joint venture between Hasbro and Discovery Communications (NASDAQ: DISCA, DISCB, DISCK). Through the Company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com.
© 2014 Hasbro, Inc. All Rights Reserved.
Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company's potential performance in the future, including with respect to its planned cost savings initiative and profitability, and the Company's ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company's costs; (ii) downturns in economic conditions affecting the Company's markets which can negatively impact the Company's retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of the Company's products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company's costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company's net revenues and earnings, and significantly impact the Company's costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company's customers or changes in their purchasing or selling patterns; (viii) consumer interest in and acceptance of Hub Network, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (ix) the inventory policies of the Company's retail customers, including retailers' potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (x) delays, increased costs or difficulties associated with any of our or our partners' planned digital applications or media initiatives; (xi) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xiv) concentration of manufacturing for many of the Company's products in the People's Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries; (xv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvi) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company's products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xvii) the impact of litigation or arbitration decisions or settlement actions; and (xviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission ("SEC") filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
This press release includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA.  EBITDA represents net earnings attributable to Hasbro, Inc. excluding net loss attributable to noncontrolling interests, interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

This press release also includes the Company's 2013 costs and expenses, operating profit, net earnings and diluted earnings per share excluding the impact of restructuring and related pension charges, product-related charges from brands which the Company exited or have reduced expectations, and charges related to the settlement of an adverse arbitration award.  2013 net earnings and diluted earnings per share also exclude a benefit from a tax exam settlement.  This press release also includes the Company's 2012 costs and expenses, operating profit, net earnings and diluted earnings per share excluding the impact of restructuring charges.  Management believes that presenting this data excluding these charges and tax benefit assists investors' understanding of the underlying performance of the results of operations.

HAS-E

# # #
(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	Dec. 29, 2013	Dec. 30, 2012
ASSETS
Cash and Cash Equivalents	$682,449	$849,701
Accounts Receivable, Net	1,093,620	1,029,959
Inventories	348,794	316,049
Other Current Assets	355,594	312,493
Total Current Assets	2,480,457	2,508,202
Property, Plant and Equipment, Net	236,263	230,414
Other Assets	1,685,547	1,586,771
Total Assets	$4,402,267	$4,325,387

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$8,332	$224,365
Current Portion of Long-term Debt	428,390	-
Payables and Accrued Liabilities	926,558	736,070
Total Current Liabilities	1,363,280	960,435
Long-term Debt	959,895	1,396,421
Other Liabilities	351,304	461,152
Total Liabilities	2,674,479	2,818,008
Redeemable Noncontrolling Interests	45,445	-
Total Shareholders' Equity	1,682,343	1,507,379
Total Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity	$4,402,267	$4,325,387

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Quarter Ended				Year Ended
(Thousands of Dollars and Shares Except Per Share Data)	Dec. 29, 2013	% Net Revenues	Dec. 30, 2012	% Net Revenues	Dec. 29, 2013	% Net Revenues	Dec. 30, 2012	% Net Revenues
Net Revenues	$1,281,773	100.0%	$1,283,529	100.0%	$4,082,157	100.0%	$4,088,983	100.0%
Costs and Expenses:
Cost of Sales	536,177	41.8%	516,444	40.2%	1,672,901	41.0%	1,671,980	40.9%
Royalties	95,351	7.4%	89,515	7.0%	338,919	8.3%	302,066	7.4%
Product Development	53,136	4.2%	57,686	4.5%	207,591	5.1%	201,197	4.9%
Advertising	120,820	9.4%	142,900	11.1%	398,098	9.8%	422,239	10.3%
Amortization of Intangibles	40,509	3.2%	15,777	1.2%	78,186	1.9%	50,569	1.3%
Program Production Cost Amortization	13,667	1.1%	15,850	1.3%	47,690	1.2%	41,800	1.0%
Selling, Distribution and Administration	238,441	18.6%	245,202	19.1%	871,679	21.3%	847,347	20.7%
Operating Profit	183,672	14.3%	200,155	15.6%	467,093	11.4%	551,785	13.5%
Interest Expense	19,187	1.5%	22,573	1.8%	105,585	2.6%	91,141	2.2%
Other (Income) Expense, Net	3,159	0.2%	3,922	0.3%	9,686	0.2%	7,242	0.2%
Earnings before Income Taxes	161,326	12.6%	173,660	13.5%	351,822	8.6%	453,402	11.1%
Income Taxes	33,050	2.6%	43,361	3.3%	67,894	1.6%	117,403	2.9%
Net Earnings	128,276	10.0%	130,299	10.2%	283,928	7.0%	335,999	8.2%
Net Loss Attributable to Noncontrolling Interests	(1,539)	-0.1%	-	0.0%	(2,270)	0.0%	-	0.0%
Net Earnings Attributable to Hasbro, Inc.	$129,815	10.1%	$130,299	10.2%	$286,198	7.0%	$335,999	8.2%

Per Common Share
Net Earnings Attributable to Hasbro, Inc.
Basic	$0.99		$1.00		$2.20		$2.58
Diluted	$0.98		$0.99		$2.17		$2.55

Cash Dividends Declared	$0.40		$0.36		$1.60		$1.44

Weighted Average Number of Shares
Basic	130,828		129,824		130,186		130,067
Diluted	132,433		131,581		131,788		131,926

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Year Ended
(Thousands of Dollars)	Dec. 29, 2013	Dec. 30, 2012
Cash Flows from Operating Activities:
Net Earnings	$283,928	$335,999
Non-cash Adjustments	230,764	195,435
Changes in Operating Assets and Liabilities	(113,560)	3,362
Net Cash Provided by Operating Activities	401,132	534,796

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(112,031)	(112,091)
Investments and Acquisitions, Net of Cash Acquired	(110,698)	-
Other	4,986	5,919
Net Cash Utilized by Investing Activities	(217,743)	(106,172)

Cash Flows from Financing Activities:
Net (Repayments) Proceeds from Short-term Borrowings	(215,273)	43,106
Purchases of Common Stock	(103,488)	(98,005)
Stock-based Compensation Transactions	140,422	69,440
Dividends Paid	(156,129)	(225,464)
Other	(6,541)	(8,456)
Net Cash Utilized by Financing Activities	(341,009)	(219,379)

Effect of Exchange Rate Changes on Cash	(9,632)	(1,232)

Cash and Cash Equivalents at Beginning of Year	849,701	641,688
Cash and Cash Equivalents at End of Year	$682,449	$849,701

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)

	Quarter Ended			Year Ended
	Dec. 29, 2013	Dec. 30, 2012	% Change	Dec. 29, 2013	Dec. 30, 2012	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$539,158	$606,185	-11%	$2,006,079	$2,116,297	-5%
Operating Profit	70,008	89,494	-22%	313,746	319,072	-2%
Operating Margin	13.0%	14.8%		15.6%	15.1%

International Segment:
External Net Revenues	660,315	607,753	9%	1,872,980	1,782,119	5%
Operating Profit	119,531	105,224	14%	235,482	215,489	9%
Operating Margin	18.1%	17.3%		12.6%	12.1%

Entertainment and Licensing Segment:
External Net Revenues	76,208	65,812	16%	190,955	181,430	5%
Operating Profit	28,854	26,539	9%	45,476	53,191	-15%
Operating Margin	37.9%	40.3%		23.8%	29.3%

International Segment Net Revenues by Major Geographic Region
Europe	$435,253	$402,763	8%	$1,190,350	$1,154,310	3%
Latin America	147,267	125,599	17%	407,710	362,689	12%
Asia Pacific	77,795	79,391	-2%	274,920	265,120	4%
Total	$660,315	$607,753		$1,872,980	$1,782,119

Net Revenues by Product Category
Boys	$349,117	$414,052	-16%	$1,237,611	$1,577,010	-22%
Games	437,431	428,630	2%	1,311,205	1,192,090	10%
Girls	348,815	292,561	19%	1,001,704	792,292	26%
Preschool	146,410	148,286	-1%	531,637	527,591	1%
Total Net Revenues	$1,281,773	$1,283,529		$4,082,157	$4,088,983

Reconciliation of EBITDA
Net Earnings Attributable to Hasbro, Inc.	$129,815	$130,299		$286,198	$335,999
Net Loss Attributable to Noncontrolling Interests	(1,539)	-		(2,270)	-
Interest Expense	19,187	22,573		105,585	91,141
Income Taxes	33,050	43,361		67,894	117,403
Depreciation	27,273	24,605		102,799	99,718
Amortization of Intangibles	40,509	15,777		78,186	50,569
EBITDA	$248,295	$236,615		$638,392	$694,830

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RESTRUCTURING, PENSION CURTAILMENT AND SETTLEMENT, PRODUCT-RELATED AND ARBITRATION AWARD SETTLEMENT CHARGES
(Unaudited)
(Thousands of Dollars)

Operating Profit, Excluding Restructuring, Pension Curtailment and Settlement, Product-Related and Arbitration Award Settlement Charges
Quarter Ended Dec. 29, 2013	As Reported	Less: Charges (1)	As Adjusted	% Net Revenues
Net Revenues	$1,281,773	$-	$1,281,773	100.0%
Costs and Expenses:
Cost of Sales	536,177	(1,661)	534,516	41.7%
Royalties	95,351	(5,637)	89,714	7.0%
Product Development	53,136	(586)	52,550	4.1%
Advertising	120,820	-	120,820	9.4%
Amortization of Intangibles	40,509	(19,736)	20,773	1.6%
Program Production Cost Amortization	13,667	-	13,667	1.1%
Selling, Distribution and Administration	238,441	(9,074)	229,367	17.9%
Operating Profit	$183,672	$(36,694)	$220,366	17.2%

Year Ended Dec. 29, 2013	As Reported	Less: Charges (1)	As Adjusted	% Net Revenues
Net Revenues	$4,082,157	$-	$4,082,157	100.0%
Costs and Expenses:
Cost of Sales	1,672,901	(10,154)	1,662,747	40.7%
Royalties	338,919	(63,801)	275,118	6.7%
Product Development	207,591	(4,101)	203,490	5.0%
Advertising	398,098	-	398,098	9.8%
Amortization of Intangibles	78,186	(19,736)	58,450	1.4%
Program Production Cost Amortization	47,690	-	47,690	1.2%
Selling, Distribution and Administration	871,679	(32,547)	839,132	20.6%
Operating Profit	$467,093	$(130,339)	$597,432	14.6%

(1) 2013 Charges include restructuring, pension curtailment and settlement, product-related and arbitration award settlement charges.

Quarter Ended Dec. 30, 2012	As Reported	Less: Restructuring Charges	As Adjusted	% Net Revenues
Net Revenues	$1,283,529	$-	$1,283,529	100.0%
Costs and Expenses:
Cost of Sales	516,444	-	516,444	40.2%
Royalties	89,515	-	89,515	7.0%
Product Development	57,686	(8,470)	49,216	3.8%
Advertising	142,900	-	142,900	11.1%
Amortization of Intangibles	15,777	-	15,777	1.2%
Program Production Cost Amortization	15,850	-	15,850	1.3%
Selling, Distribution and Administration	245,202	(27,576)	217,626	17.0%
Operating Profit	$200,155	$(36,046)	$236,201	18.4%

Year Ended Dec. 30, 2012	As Reported	Less: Restructuring Charges	As Adjusted	% Net Revenues
Net Revenues	$4,088,983	$-	$4,088,983	100.0%
Costs and Expenses:
Cost of Sales	1,671,980	(2,764)	1,669,216	40.8%
Royalties	302,066	-	302,066	7.4%
Product Development	201,197	(10,949)	190,248	4.6%
Advertising	422,239	-	422,239	10.3%
Amortization of Intangibles	50,569	-	50,569	1.3%
Program Production Cost Amortization	41,800	-	41,800	1.0%
Selling, Distribution and Administration	847,347	(33,463)	813,884	19.9%
Operating Profit	$551,785	$(47,176)	$598,961	14.7%

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RESTRUCTURING, PENSION CURTAILMENT AND SETTLEMENT, PRODUCT-RELATED AND ARBITRATION AWARD SETTLEMENT CHARGES AND BENEFIT FROM SETTLEMENT OF TAX EXAMS
(Unaudited)
(Thousands of Dollars Except Per Share Data)

Net Earnings and Diluted Earnings per Share Excluding Restructuring, Pension Curtailment and Settlement, Product-Related and Arbitration Award Settlement Charges and Benefit from Settlement of Tax Exams

	Quarter Ended
	Dec. 29, 2013	Diluted Per Share Amount	Dec. 30, 2012	Diluted Per Share Amount
Net Earnings Attributable to Hasbro, Inc., as Reported	$129,815	$0.98	$130,299	$0.99
Restructuring Charges, Net of Tax	7,037	0.05	27,087	0.21
Pension Charges, Net of Tax	324	0.00	-	-
Arbitration Award Settlement Charges, Net of Tax	(14,307)	(0.11)	-	-
Product-Related Charges, Net of Tax	25,895	0.20	-	-
Net Earnings Attributable to Hasbro, Inc., as Adjusted	$148,764	$1.12	$157,386	$1.20

	Year Ended
	Dec. 29, 2013	Diluted Per Share Amount	Dec. 30, 2012	Diluted Per Share Amount
Net Earnings Attributable to Hasbro, Inc., as Reported	$286,198	$2.17	$335,999	$2.55
Restructuring Charges, Net of Tax	26,416	0.20	34,762	0.26
Pension Charges, Net of Tax	4,461	0.03	-	-
Arbitration Award Settlement Charges, Net of Tax	53,053	0.40	-	-
Product-Related Charges, Net of Tax	25,895	0.20	-	-
2013 Benefit from Settlement of Tax Exams	(23,637)	(0.18)	-	-
Net Earnings Attributable to Hasbro, Inc., as Adjusted	$372,386	$2.83	$370,761	$2.81

Restructuring, Pension Curtailment and Settlement, Product-Related and Arbitration Award Settlement Charges – by Segment

	Quarter Ended		Year Ended
	Dec. 29, 2013	Dec. 30, 2012	Dec. 29, 2013	Dec. 30, 2012
U.S. and Canada Segment	$-	$-	$-	$2,444
International Segment	-	-	-	1,628
Entertainment and Licensing Segment	-	-	1,729	555
Global Operations Segment	-	-	-	4,307
Corporate and Eliminations	36,694	36,046	128,610	38,242
Total Charges	$36,694	$36,046	$130,339	$47,176